UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 30, 2006

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On June 30, 2006, the Compensation Committee (the “Committee”) of Cypress Semiconductor Corporation (“Cypress”) approved, and Cypress’ board of directors (the “Board”) ratified, changes to the annual compensation for T. J. Rodgers, Cypress’ President and Chief Executive Officer. The Committee performed an assessment which included a detailed survey of compensation packages provided to chief executive officers from a benchmark of competitors, advice from an independent compensation consulting firm and other factors.

Effective July 1, 2006, Mr. Rodgers’s annual base salary will be increased to $600,000 (the “Base Salary”), and he will be eligible to receive an annual variable cash bonus in an amount equal to up to 150% of his Base Salary, which is unchanged from prior years, in accordance with the terms of the Key Employee Bonus Plan. The cash bonus is a variable compensation component and is at risk. In addition, the Committee approved the grant to Mr. Rodgers of an option to purchase 425,000 shares of Cypress’ common stock pursuant to Cypress’ 1994 Stock Plan (as amended and restated April 19, 2004). The exercise price of each share subject to the option is $14.54 per share, which is equal to the closing price of Cypress’ common stock on June 30, 2006, the date upon which the Committee approved, and Board ratified, the changes to Mr. Rodgers’s compensation and the option grant described above. The shares subject to such option will vest over a five year term.

In addition, the Committee approved and the Board ratified the issuance to Mr. Rodgers of a one-time special transaction bonus for the successful initial public offering of SunPower Corporation, a majority owned subsidiary of Cypress. The Committee reviewed detailed information prepared by an independent compensation consulting firm that was focused on one-time special bonuses for specific transactions or events. Based on the review performed by the Committee and the information provided by the independent compensation consulting firm it was determined that a one-time special transaction bonus grant of 100,000 restricted share units was appropriate. The shares subject to the grant will vest over 2 years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: June 30, 2006	By:	/s/ Brad W. Buss
Brad W. Buss
Chief Financial Officer, Executive Vice President, Finance and Administration